AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2000
                                                    REGISTRATION NO. 333 - 91983

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 2

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                 IMRGLOBAL CORP.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

           FLORIDA                                      59-2911475
-------------------------------             ------------------------------------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                            100 SOUTH MISSOURI AVENUE
                            CLEARWATER, FLORIDA 33756
                                 (727) 467-8000
   ----------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                   DILIP PATEL
                                 IMRGLOBAL CORP.
                            100 SOUTH MISSOURI AVENUE
                            CLEARWATER, FLORIDA 33756
                                 (727) 467-8000
    ------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   COPIES TO:
THOMAS J. EGAN, JR.                           JOHN R. FALLON, JR.
BAKER & MCKENZIE                              LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
815 CONNECTICUT AVENUE, N.W.                  125 WEST 55TH STREET
WASHINGTON, DC 20006                          NEW YORK, NEW YORK  10019
(202) 452-7050                                (212) 424-8279

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      At various times after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [X]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statements filed with the Securiites and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2000

                                     [LOGO]

                                3,408,846 SHARES

                                       OF

                                  COMMON STOCK

         This prospectus is part of a registration statement that has been filed with the Securities and Exchange Commission and that covers 3,408,846 shares of our common stock. The selling shareholders named on pages 24 to 28 may offer and sell these shares from time to time.

         We will not receive any of the proceeds from the sale of this common stock

         Our common stock is quoted on the Nasdaq National Market under the symbol "IMRS." The average of the high and low prices of our common stock as reported on the Nasdaq National Market on January 28 2000 was $9.44 per share.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SHARES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                The date of this prospectus is February ___, 2000

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

Prospectus Summary ..........................................................  1
Risk Factors.................................................................  3
Where You Can Find More Information.......................................... 10
Special Note Regarding Forward-Looking Statements............................ 11
Use of Proceeds.............................................................. 11
Dividend Policy.............................................................. 11
Business .................................................................... 12
Selling Shareholders......................................................... 22
Plan of Distribution......................................................... 26
Legal Matters................................................................ 27
Experts   ................................................................... 27

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR SECURITIES DISCUSSED UNDER "RISK FACTORS" BEFORE MAKING AN INVESTMENT DECISION.

         OUR BUSINESS

         We are an international provider of innovative business and information technology solutions to Fortune 500 and Global 2000 sized companies. Our information technology, or IT, solutions address problems related to the use of computers or computing power. We focus on providing our range of services to companies in the following industries:

         o    Insurance
         o    Capital markets
         o    Healthcare
         o    Utilities
         o    Media and communications
         o    Retail and manufacturing/distribution

         We believe companies in these industries are facing changes and competition that are altering the way they conduct business.

         We offer the following services to our clients in these industries:

         / / Business Consulting - provide business expertise and consulting tailored to a specific industry
         / / IT strategy formulation - plan and develop strategies to address problems related to the use of computers or computing power
         / / E-Business services - design and implement Internet solutions
         / / Component-based application development - build new applications using codes constructed for specific purposes, which we refer to as "components"
         / / Component-based industry solutions - build industry specific applications using components
         / / Application modernization / transformation - / /ransform older software to newer technologies
         / / Application management and support - manage and support existing computer applications

         Due to the scope and pace of the changes facing our clients, IT solutions in these industries rarely lend themselves to packaged "off the shelf" programs or services. Instead, a customized and technology-based approach is needed. Since early 1998, we have been developing an approach where we utilize reusable, industry-specific software components to quickly build industry specific applications for our clients. We call this approach a "component-based" solution. In addition, we have acquired companies with complementary business knowledge or technology to assist in this development effort. Our component-based industry solutions combine the functionality of customized software with the speed of implementation of a packaged solution and are generally delivered at a lesser total cost than fully customized solutions. In addition we believe component-based solutions to be more reliable and better tailored to the specific needs of our clients than pre-packaged products.

         We provide all of our services on an outsourcing basis, which means our clients use third party providers, like ourselves, to perform activities that traditionally would be handled by their own internal staffs. Specifically, we provide our clients with a global network of software development centers with highly trained and qualified technology professionals. We utilize the time differences between our development centers in our global network to create a 24-hour "virtual workday" during which our technology professionals can work on projects for our clients.

         An important part of our strategy is to offer our services on a fixed-price, fixed-time basis. By offering fixed pricing, we enable our clients to reduce their exposure to increased costs and by using our "on-site, off-site" delivery model, which utilizes one or more of our worldwide delivery centers, we can maintain consistent quality and reduce the project delivery time.

         In addition to fixed-priced, fixed-time projects, we provide programming and IT consulting services at clients' sites as needed, usually on a time and materials basis. We also help our clients with tactical issues such as Year 2000 conversion services and the transition to the Euro currency. Our Year 2000 service offering was our largest source of revenue in each of 1997 and 1998 as our clients committed significant financial resources in addressing this issue. As Year 2000 engagements were completed in 1999, our revenue from this service offering decreased and we will not generate significant revenue from Year 2000 engagements in the future.

         Currently, we maintain a staff of approximately 2,500 software development professionals to serve our clients from our 46 locations worldwide. We intend to further broaden our geographical reach mainly through acquisitions. In addition, we intend to continue to acquire companies that have specific industry expertise in one of our vertical markets and/or significant expense in new technologies.

                                 HOW TO REACH US

         Our principal executive offices are located at 100 South Missouri Avenue, Clearwater, Florida 33756. Our telephone number at that address is 727-467-8000.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR OPERATIONS.

IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

IF WE DO NOT EFFECTIVELY MANAGE OUR GROWTH , WE MAY NOT BE ABLE TO PROVIDE QUALITY SERVICES AND MAINTAIN PROFITABILITY

         If we do not manage our growth effectively, the quality of the services we offer could decline and result in a loss of future revenue from dissatisfied customers. In order to continue to provide quality service to our customers we must attract and retain key personnel We expect that the number of our employees, particularly skilled technical, marketing and management employees will increase. Our growth places, and will continue to place, significant demands on our employee base especially on members of senior management who have to manage more people, and face a larger number of, and increasingly complex, issues as our company grows. For example, we must continue to develop and improve our operational, financial, communications and other internal systems, both in the United States and offshore to meet the demands of a larger company.

OUR REVENUE GROWTH AND OPERATING PROFIT COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO INTEGRATE SEVEN RECENTLY ACQUIRED BUSINESSES.

         We may be unable to successfully integrate newly acquired businesses, which may result in lower than expected revenue growth and profitability. Over the past 18 months, we have expanded our operations through the acquisition of additional companies that complement our business. We may not be able to continue to identify and acquire companies that have the potential to increase our overall value at prices that are attractive to us, or at all.

         We may not be able to achieve the anticipated benefits from our recent acquisitions unless the operations of the acquired business are successfully combined with our business in a timely manner. The integration of acquisitions requires substantial attention from management. The diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on this integration and, as a result, on our business results. In addition, the process of integrating various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could also have an adverse effect on our business results.

WE FACE SIGNIFICANT COMPETITION IN THE INFORMATION TECHNOLOGY, INTERNET-RELATED AND SOFTWARE MARKETS THAT ARE NEW, INTENSELY COMPETITIVE AND RAPIDLY CHANGING

         We will lose clients and our business will suffer if we are unable to successfully compete with information technology (known as "IT") consulting firms, Internet and E-business professional service providers, software integration firms, application software vendors and internal IT departments. Many of the companies that provide these services have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. In addition, there are relatively few barriers to entry into our markets. We have faced, and expect to continue to face, additional competition from new entrants into our markets. We believe that the principal competitive factors in our markets include:

         o quality of service, price and speed of delivery;
         o ability to integrate strategy, technology and creative design services;
         o targeted industry knowledge;
         o Internet expertise and talent; and
         o project management capability.

         We believe that our ability to compete also depends in part on competitive factors outside our control, including:

        o the ability of our competitors to hire, retain and motivate their personnel;

        o the development by others of software that is competitive with our products and services; and

        o  our competitors' responsiveness to client needs.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT NEW BUSINESS TO REPLACE OUR DIMINISHING REVENUE FROM YEAR 2000 CONVERSION PROJECTS

         If we are not successful in obtaining additional business from the clients to whom we have provided Year 2000 compliance solutions or if the additional business is less profitable, our profitability may decline substantially. The demand for Year 2000 conversion services has diminished and will represent less than 1% of our revenue in fiscal year 2000. We realized a substantial but diminishing proportion of our total revenue from Year 2000 conversion services in 1997, 1998 and 1999.

IF WE CANNOT MONITOR OUR INTERNATIONAL BUSINESS EXPOSURE IN INDIA, FRANCE, JAPAN AND OTHER COUNTRIES WHERE WE HAVE SIGNIFICANT OPERATIONS, OUR RESULTS OF OPERATIONS MAY DECLINE

         Our international operations and business activities are subject to the following risks:

            o difficulty in managing international operations in seven different countries due to time differences;
            o potential foreign tax consequences, including taxes payable on the repatriation of earnings from our India operations;
            o compliance with, and unexpected changes in, a growing variety of foreign laws and regulations in any of the seven major countries where we have significant operations; and
            o compliance with employment laws in France and Japan, which are more stringent than employment laws in the US;
            o unexpected changes in the local and regional political climate in India and the possible reactions to those changes by the international community, including economic sanctions.

SIGNIFICANT FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES MAY ADVERSELY AFFECT OUR REVENUE AND RESULTS OF OPERATION

         We are subject to risks that, as a result of currency fluctuations, the translation of foreign currencies into United States dollars for accounting purposes will adversely affect our results of operations. For those countries where we have significant sales, a stronger dollar will result in reduced revenue and operating profit. Countries where we have significant sales include U.K., France, Japan, Australia and Canada. In addition, we presently incur a significant amount of our costs in local currency in India and may establish additional offshore centers in other countries. In contrast, we presently generate over one half of our revenue in United States dollars. The remaining revenue consists of British Pounds, French Francs, Japanese Yen, Australian dollars and Canadian dollars. A significant strengthening in the Indian Rupee against the United States Dollar or the other foreign currencies noted above, will result in a reduction in our results of operation.

Historically, we have not hedged any material portion of our foreign exchange transactions.

THE LOSS OF ANY OF LARGE CLIENTS, INCLUDING MICHELIN NORTH AMERICA INC. OR JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, WOULD REDUCE OUR REVENUE AND PROFITABILITY

         If we are unable to service and meet the expectations of any of our large clients, our clients could purchase services that we provide from a competitor and the loss of a major client could, in turn, reduce our revenues and profitability. Because many of our contractual engagements involve projects that are critical to our clients' businesses, our failure to meet a client's expectations could result in a cancellation or nonrenewal of the contract and could damage our reputation and adversely affect our ability to attract new business. Furthermore, we generally are not the exclusive outside source of IT products and services to our clients. Accordingly, a client's dissatisfaction with our performance could lead the client to purchase these services from a competitor, thereby reducing our revenue and profitability.

         We derive and believe that we will continue to derive a significant portion of our revenue from a limited number of large corporate clients. In the nine months ended September 30, 1999, our five largest clients accounted for 18.2% of our total revenue. During that period, Michelin North America, Inc. accounted for 5.9% of revenues and John Hancock Mutual Life Insurance Company accounted for 5.4%. The volume of work performed for specific clients is likely to vary from year to year.

IF WE CANNOT RECRUIT AND RETAIN HIGHLY SKILLED SOFTWARE DEVELOPMENT PROFESSIONALS, WE MAY NOT BE ABLE TO KEEP PACE WITH THE CONTINUING CHANGES IN INFORMATION PROCESSING TECHNOLOGY, INDUSTRY STANDARDS AND CLIENT PREFERENCES AND AS A RESULT WE MAY NOT BE ABLE TO MANAGE AND COMPLETE EXISTING PROJECTS OR OBTAIN NEW PROJECTS

         If we are not successful in attracting, training, motivating and retaining highly skilled software development professionals, particularly project managers, software engineers and other senior technical personnel, we may not be able to effect our growth strategy, manage and complete our existing projects, and bid for or obtain new projects. In particular, we believe that there is a shortage of, and significant competition for, internet software development professionals with the advanced technological skills necessary to perform the services offered by us. Our ability to maintain and renew existing engagements and obtain new business depends, in large part, on our ability to hire, train and retain technical personnel with the IT skills to keep pace with the continuing changes in information processing technology, evolving industry standards and changing client preferences.

COMPLIANCE WITH EXISTING UNITED STATES IMMIGRATION LAWS, OR CHANGES IN THESE TYPES OF LAWS COULD MAKE IT DIFFICULT TO HIRE FOREIGN NATIONALS OR LIMIT OUR ABILITY TO RETAIN H-1B EMPLOYEES IN THE UNITED STATES, AND COULD REQUIRE US TO INCUR UNEXPECTED LABOR COSTS

         We may not be able to bring to the United States foreign employees who are critical to our business and who work for us pursuant to the non-immigrant work permitted visa ("H-1B") classification in years in which the limit on the number of new H-1B petitions that the United States Immigration and Naturalization Services may approve in any government fiscal year has been reached. As of September 30, 1999, approximately 500 of our United States employees were working for us pursuant to the H-1B classification. If we are not successful in bringing these employees in the H-1B classification to the United States, our labor costs may increase, as we may have to subcontract our work to outside contractors at higher rates than our current labor costs.

THE LOSS OF SATELLITE COMMUNICATIONS WITH OUR OFFSITE SOFTWARE DEVELOPMENT CENTERS COULD PREVENT US FROM LEVERAGING THESE OFFSITE CENTERS AND FROM PROVIDING 24-HOUR SERVICE TO OUR CLIENTS, AND ANY ALTERNATIVE TO THIS TYPE OF COMMUNICATION WOULD NOT PROVIDE US WITH COST ADVANTAGES OR AN EFFECTIVE MEANS OF TRANSMISSION FOR OUR CLIENTS

         Any loss of our ability to transmit voice and data through satellite communications, at commercially reasonable prices, could have a material adverse effect on our financial condition because a significant element of our business strategy is to continue to leverage our offsite software development centers in Bangalore and Mumbai, India. Furthermore, there are no cost-effective alternatives to satellite transmission. For example, if we were to depend on telephone lines which are an alternative means to satellite communications, we would incur significant costs and the transmissions would be slower than those by satellite, particularly in India where there is minimal infrastructure for telephone lines by comparison to the U.S. or Europe.

WE ARE EXPOSED TO GREATER BUSINESS RISKS RELATING TO THE ECONOMIC ENVIRONMENT OF OUR OPERATIONS IN OTHER COUNTRIES, ESPECIALLY INDIA, THAN WE ARE FOR OUR OPERATIONS IN THE UNITED STATES

         Our business may be harmed by future changes in inflation and interest rates in countries in which we establish operations. For example, in the past, India has experienced significant inflation, low growth in gross domestic product and shortages of foreign exchange. Accordingly, the India government tightly regulates the flow of capital out of India. At September 30, 1999, we had approximately $9.0 million of our cash held in India. While we anticipate that we will have access to this cash to finance our ongoing operations and expansion, there is no guarantee that the India government will allow us access to these funds for investment outside of India.

WE ARE EXPOSED TO GREATER BUSINESS RISKS RELATING TO THE SOCIAL ENVIRONMENT OF OUR OPERATIONS IN OTHER COUNTRIES, ESPECIALLY INDIA , THAN WE ARE FOR OUR OPERATIONS IN THE UNITED STATES

         We may be adversely affected by political or social changes in countries in which we establish software development facilities. For example, India has recently experienced civil unrest and terrorism and, from time to time, was involved in regional conflicts with Pakistan. If these instances of civil unrest, terrorism and Pakistani conflicts continue, our India operations could be disrupted.

THE ELIMINATION OF BENEFITS GRANTED BY THE GOVERNMENT OF INDIA COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

         The elimination of benefits granted by the government of India could have a material adverse effect on our financial results. The Indian government has exercised and continues to exercise significant influence over many aspects of the Indian economy, and its actions concerning the economy could adversely affect private sector entities, including us. During the past five years, India's government has provided significant tax incentives and relaxed some regulatory restrictions in order to encourage foreign investment in specified sectors of the economy, including the software development industry. We have directly benefited from tax holidays, liberalized import and export duties and preferential rules concerning foreign investment and repatriation. Notwithstanding these benefits, however, India's central and state governments remain significantly involved in the Indian economy as regulators.

WITH OUR ANNOUNCED CLOSURE OF OUR FACILITIES IN NORTHERN IRELAND, WE MAY HAVE TO REPAY A PORTION OF THE MONETARY GRANTS PROVIDED TO US BY THE GOVERNMENT OF NORTHERN IRELAND

         Upon closure of our facilities in Northern Ireland, we may have to repay up to $1.8 million of the government monetary grants that were provided to us to encourage employment in Belfast.

IF BUSINESSES AND CONSUMERS DO NOT ADOPT THE INTERNET AS A MEANS FOR COMMERCE, OUR E-BUSINESS CONSULTING SERVICE BUSINESS WILL FAIL AND OUR GROWTH WILL DECLINE

         If commerce on the Internet does not grow, or grows more slowly than expected, our growth would decline and our business would be seriously harmed. The future success of our E-business consulting services depends heavily on the acceptance and use of the Internet as a means for commerce. The widespread acceptance and adoption of the Internet for conducting business is likely only in the event that the Internet provides businesses with greater efficiencies and improvements. Businesses and consumers may reject the Internet as a viable commercial medium for a number of reasons, including:

        o  potentially inadequate network infrastructure;
        o delays in the development of Internet enabling technologies and performance improvements;
        o delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;
        o  delays in the development of security and authentication;
        o insufficient technology necessary to ensure secure transmission of confidential information;
        o changes in, or insufficient availability of, telecommunications services to support the Internet; and
        o failure of companies to meet their clients' expectations in delivering goods and services over the Internet.

IF WE DO NOT KEEP PACE WITH THE LATEST TECHNOLOGICAL CHANGES, PARTICULARLY RELATING TO E-BUSINESS AND OTHER INTERNET-RELATED SERVICES, AND OUR CLIENTS CHOSE TO INVEST IN LEADING TECHNOLOGY, WE MAY LOSE OUR CLIENT BASE AND OUR REVENUES MAY DECLINE

         Failure to respond successfully to technological developments, evolving industry standards and changing client preferences or failure to respond in a timely or cost-effective way, will seriously harm our business and operating results. In addition, we must hire, train and retain technologically knowledgeable professionals so that they can fulfill the increasingly sophisticated needs of our clients. We expect to derive a substantial portion of our revenue from creating E-business systems that are based upon today's leading technologies and that are capable of adapting to future technologies. We cannot assure you that we will be successful in addressing these developments on a timely basis or that even if we address them, we will be successful in the marketplace.

INCREASING GOVERNMENT REGULATION, PARTICULARLY THAT RELATING TO ELECTRONIC COMMERCE, COULD HARM THE DEVELOPMENT OF THE INTERNET AND AS A RESULT THE DEMAND FOR OUR SERVICES TO CREATE ELECTRONIC BUSINESS CHANNELS WOULD DECREASE

         Any state, federal or foreign government legislation or regulation applicable to electronic commerce could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If this type of decline occurs, companies may decide in the future not to use our services to create electronic business channels. This decrease in the demand for our services would seriously harm our business and operating results. Although there are currently few of these laws and regulations, both state, federal and foreign governments may adopt a number of these laws and regulations. New laws and regulations may affect the following:

        o  user privacy;
        o the pricing and taxation of goods and services offered over the Internet;
        o  the content of websites;
        o  consumer protection; and
        o the characteristics and quality of products and services offered over the Internet.

          For example, the Telecommunications Act of 1996 prohibits the transmission of some types of information and content over the Internet. The scope of the Act's prohibition is currently unsettled. In addition, although courts recently held that substantial portions of the Communications Decency Act are unconstitutional, federal or state governments may enact, and courts may uphold, similar legislation in the future. Future legislation could expose companies involved in Internet commerce to liability.

IF OUR CONTRACTS LIMITING LIABILITY ARE NOT ENFORCEABLE OR IF WE ARE NOT SUFFICIENTLY COVERED BY INSURANCE, WE MAY BE LIABLE TO OUR CLIENTS FOR DAMAGES TO THEIR COMPUTER SYSTEMS AND THESE CLAIMS BY OUR CLIENTS AGAINST US COULD RESULT IN A SUBSTANTIAL COST TO US AND HARM OUR FINANCIAL CONDITION

          Any failure in a client's system could result in a claim for substantial damages against us, regardless of our responsibility for this type of failure. We attempt to limit contractually our liability for damages arising from negligent acts, errors, mistakes, or omissions in rendering our IT products and services, but the limitations of liability set forth in our service contracts may not be enforceable in all instances or may not otherwise protect us from liability for damages. In addition, our general liability insurance coverage, including coverage for errors or omissions, may not continue to be available on reasonable terms or may not be available in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could materially adversely affect our results of operations and financial condition.

WE RISK HAVING COST OVERRUNS IN FIXED-PRICE, FIXED-TIME FRAME CONTRACTS WHICH MAY REDUCE OUR PROFITABILITY

          Our failure to estimate accurately the resources and time required for a project, future rates of inflation and currency translations, or our failure to complete our contractual obligations within the time frame committed could reduce our profitability. As a core element of our business philosophy, our strategy is to offer many of our IT services on fixed-price, fixed-time frame contracts, rather than contracts in which payment to us is determined solely on a time and materials basis. Although we use our total software quality management software engineering process and our past project experience to reduce the risks associated with estimating, planning and performing fixed-price, fixed-time frame projects, we bear the risk of cost over-runs and inflation in connection with these projects.

INCREASING WAGE COSTS IN INDIA COULD RESULT IN FLUCTUATIONS IN OUR REVENUE AND EARNINGS

         If wage costs in India, where approximately 25% of our employees reside, continue to increase, our revenue and earnings may fluctuate. Wage costs in India are presently increasing at a faster rate than in the United States. As of September 30, 1999, approximately 25% of our employees reside in India. Historically, our wage costs in India have been significantly lower than our wage costs in the United States for comparably skilled employees. However, in light of the current wage increases in India, we cannot assure you that this will remain the same.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM INFRINGEMENT OR MISUSE, WE MAY LOSE REVENUE TO THE UNAUTHORIZED USERS OF THESE PROPERTY RIGHTS.

         We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate to prevent misappropriation of our proprietary rights or any of our other intellectual property. We also cannot assure you that we will be able to detect unauthorized use and take appropriate steps to enforce our rights. For example, we currently license the use of our FOX products in Asia. However, we presently hold no patents or registered copyrights for these products. The unauthorized use of our FOX technology by potential customers or one of our competitors may result in our inability to receive revenue from these unauthorized users. We anticipate that we will continue to license some types of technologies to our clients. We cannot assure you that we will be able to successfully license these technologies or protect them from infringement or misuse.

         Moreover, we cannot assure you that the combination of copyright and trade secret laws, nondisclosure and other contractual arrangements, and technical measures on which we rely will not change in ways that may prevent or restrict the transfer of software components, libraries and toolsets among the United States, India, the UK, France, Canada, Japan and Australia. Under the Berne Convention, an international treaty, the governments of these countries have agreed to extend copyright protection under their domestic laws to foreign works, including works created or produced in the United States.

WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS AND ANY INFRINGEMENT CLAIM COULD RESULT IN SUBSTANTIAL COST TO US AND DIVERT MANAGEMENT'S ATTENTION FROM OUR OPERATIONS

         Claims that we have infringed on the intellectual property rights of other may be asserted against us in the future. These claims may result in litigation and we may not prevail in this type of litigation, or we may be unable to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Additionally, we anticipate that in the future, we will license some types of technologies to our clients. We cannot assure you that we will be able to prevent infringement claims against us in connection with our licensing efforts. We expect that the risk of infringement claims against us will increase if more of our competitors are able to successfully obtain patents for software products and processes. These types of claims, regardless of their outcome, could result in substantial costs to us and divert management's attention from our operations. Any infringement claim or litigation against us could, therefore, have a material adverse effect on our financial results.

In addition, we cannot assure you that the combination of contractual arrangements and copyright and trade secret laws on which we rely will not change in ways that may result in our infringing upon the intellectual property rights of others. OUR CHIEF EXECUTIVE OFFICER'S STOCK OWNERSHIP PROVIDES SUBSTANTIAL CONTROL OVER OUR COMPANY AND THIS CONCENTRATION OF OWNERSHIP COULD DELAY OR PREVENT A CHANGE OF CONTROL

         The concentration of ownership by Satish K. Sanan, our Chairman of the Board and Chief Executive Officer, may delay or prevent a change in control and may impede or preclude transactions in which shareholders might otherwise receive a premium for their shares over the then current market prices. Mr. Sanan, owns approximately 19% of our outstanding shares of common stock. As a result, Mr. Sanan retains the voting power to exercise significant control over the election of directors and other matters requiring a vote of shareholders.

IF WE LOSE OUR KEY PERSONNEL, PARTICULARLY MR. SATISH SANAN, OUR BUSINESS MAY SUFFER

         Our continued success depends in large part upon the continued availability of key management personnel, particularly the services of Mr. Sanan. The loss of the services of Mr. Sanan would have a material adverse effect on us. We do not currently maintain nor do we intend to acquire key man insurance on the life of Mr. Sanan.

OUR CHARTER DOCUMENTS AND FLORIDA LAW COULD DISCOURAGE ACQUISITION PROPOSALS AND DELAY OR PREVENT A CHANGE OF CONTROL

         The protective provisions in our charter documents, which are designed to provide our board of directors with time to consider whether a hostile takeover offer is in our shareholders' best interests, could discourage potential acquisition proposals and could delay or prevent a change of control of our corporation. These provisions could also diminish the opportunities for our shareholders to participate in tender offers, including tender offers at a price above the then current market price for our common stock. These provisions may also inhibit fluctuations in our stock price that could result from takeover attempts.

         In addition, Florida law also contains provisions that may delay, defer or prevent a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval from our board of directors. Some of these provisions may, however, discourage a future acquisition not approved by the board of directors in which shareholders might receive an attractive value for their shares or that a substantial number or even the majority of our shareholders might believe to be in their best interest. As a result, shareholders who desire to participate in this type of transaction may not have the opportunity to do so.

THERE ARE SUBSTANTIAL SHARES ELIGIBLE FOR FUTURE SALE. SALES OF THESE SHARES MAY RESULT IN LOWER MARKET PRICES FOR OUR COMMON STOCK

         Sales of a substantial number of our shares into the public market or the perception that these sales could occur, could materially and adversely affect the price of our shares and could impair our ability to obtain capital through future offerings of equity securities.

         Satish K. Sanan, our Chairman, beneficially owns 12,861,597 shares, which number includes shares underlying options which are exercisable by Mr. Sanan. A significant number of these shares have been pledged by Mr. Sanan. In the past, large numbers of shares owned by Mr. Sanan have been sold, either by him or by the pledgee of the shares. The same may occur in the future and those sales may have a negative effect on the price of our shares. Shares outstanding at December 31, 1999 are summarized as follows:

Shares being registered and that may be sold
   with this prospectus.                                               3,408,846

Shares previously registered under a separate
   prospectus and freely tradable while this separate
   prospectus is effective.                                            2,513,159

Unregistered shares, which are expected to become
   freely tradable between March 26, 2000 and
   June 15, 2000.                                                      2,586,282

Freely tradable shares, including 1,615,666 shares
   which are subject to volume limitations.                           28,487,411
                                                                      ----------
                                                                      36,995,698
                                                                      ==========

         In addition to the 37.0 million shares we had outstanding at December 31, 1999, there are in excess of 12.5 million shares we will issue when stock options are exercised that are outstanding as of the date of this prospectus. Of the shares to be issued upon exercise of stock options, approximately 6.5 million will be freely tradable and the remainder are expected to be freely tradable over the next five years.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C., or at the public reference rooms of the SEC in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http:\www.sec.gov and from our website at http://www.imrglobal.com.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until the offering of the common stock is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The documents we incorporate by reference are:

        o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998

        o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999

        o The description of our common stock that is contained in our Registration Statement on Form 8-A filed on October 20, 1996

        o Our Current Reports on Form 8-K filed on January 15, 1999, April 8, 1999, June 29, 1999, August 27, 1999, October 29, 1999, November 4,
           1999, November 15, 1999, November 18, 1999, December 16, 1999,
           January 4, 2000 and, January 25, 2000.

         You may request a copy of these filings, at no cost, by writing, telephoning or e-mailing us at the following address:

                               Investor Relations

                                 IMRglobal Corp.

                            100 South Missouri Avenue

                            Clearwater, Florida 33756

                               727-467-8000 - tel

                               727-467-8001 - fax

                          tklahs@imrglobal.com - e-mail

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements express or are based on expectations about future events and generally include forward-looking language such as "will likely result," "may," are expected to," "is anticipated," "believes," "estimated," "projected," "intends to" or other similar words. Our actual results are likely to differ, and could differ materially, from the results expressed in, or implied by, these forward-looking statements. There are many factors that could cause these forward-looking statements to be incorrect, including but not limited to the risks described above under "Risk Factors". When considering these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus, and should recognize that those forward-looking statements speak only as of the date made. We do not undertake any obligation to update any forward-looking statement included in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling shareholders.

                                 DIVIDEND POLICY

         We do not anticipate paying cash dividends on our stock in the foreseeable future. We anticipate that we will retain our earnings and other cash resources for reinvestment in our business.

                                    BUSINESS

GENERAL

         We are an international provider of innovative business and information technology solutions to Fortune 500 and Global 2000 sized companies. Our information technology or IT, solutions address problems related to the use of computers or computing power. We focus on providing our range of services to companies in the following industries:

         o    Insurance
         o    Capital markets
         o    Healthcare
         o    Utilities
         o    Media and communications
         o    Retail and manufacturing/distribution

         We believe companies in these specific industries are facing changes and competition that are altering the way they conduct business. Due to the scope and the pace of these changes, we believe that the IT solutions needed for these industries rarely lend themselves to packaged "off the shelf" programs or services. Instead, a customized and technology-based approach, provided in a short time frame, is needed. However, the development of customized applications is expensive and time consuming.

         Since early 1998, we have been developing an approach where we utilize reusable, industry-specific software components to quickly build industry specific applications for our clients. We call this approach a "component-based" solution. In addition, we have acquired companies with complementary business knowledge or technology to assist in this development effort. Our component-based industry solutions combine the functionality of customized software with the speed of implementation of a packaged solution. These solutions usually require a relatively low level of customization and lower maintenance costs and are easily modified to meet changing business requirements.

         Examples of some of our specific market solutions include:

         o Our insurance solution includes a suite of component-based applications that support definition of new products, acquisition of new businesses, and the administration, billing, processing and paying of claims and commissions. We customize these applications for clients in property and casualty, life and reinsurance sectors of the insurance business.

         o Our capital markets solution includes a number of asset management and order execution component-based applications that we market under the name of FOX(TM). The FOX solution enables securities firms to manage portfolios of securities, monitor changing market conditions and send orders to purchase or sell securities electronically.

         o Our healthcare solution allows health insurance companies to analyze data and identify trends and anomalies in claims, which can then be targeted for further investigation. This allows our clients to screen their incoming claims and to identify erroneous reimbursement claims more efficiently.

         While our component-based solutions do not represent a material part of our business at this time, we intend to continue to focus on developing component solutions because we believe that they provide significant benefits to our clients including a faster deployment time and generally at a lesser total cost than fully customized solutions. In addition, we believe that our component-based solutions are more reliable and better tailored to the specific needs of our clients than pre-packaged products.

         We offer our customers the following services, separately or in combination:

        o Business Consulting - provide industry business expertise and consulting tailored to a specific industry
        o IT strategy formulation - plan and develop IT strategies to address problems related to the use of computers or computing power
        o  E-business services - design and implement Internet solutions
        o Component-based application development - build new applications using components
        o Application modernization / transformation - transform older software to newer technologies
        o Application management and support - manage and support existing computer applications

         We provide all of our services on an outsourcing basis. Outsourcing is the use by a client of third party providers to perform activities traditionally handled by that company's internal staff. We believe that outsourcing has proven effective in helping in-house IT departments manage costs while reducing the time needed to complete projects. We augment the benefits of outsourcing by providing our clients with a global network of centers with highly trained and qualified technology professionals. We utilize the time differences between our development centers in our global network to create a 24-hour "virtual workday" during which our technology professionals can work on projects for our clients.

         An important part of our strategy is to offer our services on a fixed-price, fixed-time basis. We believe that a high percentage of projects started by internal IT departments are not completed on time or on budget, with many not completed at all. By offering fixed pricing, we enable our clients to reduce their exposure to increased costs and by using our "on-site, off-site" delivery model, which utilizes one or more of our worldwide delivery centers, we can maintain consistent quality and reduce the project delivery time. Typically, we split the project team into an "on-site" team and one or more "off-site" teams. For a typical application management and support engagement, approximately 20% to 30% of the people are located at the client's site and the balance at one of our delivery centers. For large-scale development projects we can deliver projects faster by using multiple delivery centers. Over the past two years, we have successfully delivered over 100 fixed-price projects while improving our gross margins.

         In addition to fixed-price, fixed-time projects, we provide programming and IT consulting services at clients' sites as needed, usually on a time and materials basis. We also help our clients with tactical issues such as Year 2000 conversion services and the transition to the Euro currency. Our Year 2000 service offering was our largest source of revenue in each of 1997 and 1998 as our clients committed significant financial resources in addressing this issue. As Year 2000 engagements were completed in 1999, our revenue from this service offering decreased and will not generate significant revenue in 2000.

         Currently, we maintain a staff of approximately 2,500 software development professionals to serve our clients. We maintain three dedicated software development centers in Belfast, Mumbai and Bangalore, and operate five software development centers, in our corporate and international headquarters in Clearwater, London, Paris, Sydney and Tokyo. However, during December 1999, we made the decision to close down our software development facilities in Belfast and London in order to focus on our E-business service offering. We also have 29 domestic branch/sales offices. We intend to further broaden our geographical reach and are considering additional locations in Europe, Asia and Eastern Europe. We expect this expansion to be accomplished primarily through acquisitions.

         In addition to seeking acquisitions to broaden our geographical reach, we intend to continue to acquire companies that have specific industry expertise in one of our targeted markets and/or significant expertise in new technologies
 . For example, in March 1999, we acquired Fusion Systems Japan Co., Ltd., headquartered in Tokyo, Japan, which provides asset management and order execution solutions for companies in the capital markets industry. In 1999, we acquired Professional Partners, Inc. and Lakewood Software Technology Center, collectively referred to as "PLP," and Neverdahl - Loft and Associates, Inc. ("Neverdahl"). PLP provides solutions for companies in the property and casualty insurance market and Neverdahl provides solutions in the life insurance market. In addition, in June 1999 we acquired Orion Consulting, Inc., which is headquartered in Cleveland, Ohio and provides solutions to facilitate transactions with payers and providers in the healthcare industry.

INDUSTRY OVERVIEW

         We believe that the industries for which we are developing solutions are faced with dramatic business, technological and economic changes that are forcing them to alter their traditional business methods. These changes include demutualization and merger and acquisition activities in the insurance industry, deregulation of the utility industry, merger and acquisition activity in the financial services industry and privatization in the healthcare industry. Intense competition and globalization in turn are driving the development of new products and services which must be made available on a cost and time efficient basis. In addition, the integration of e-commerce into companies has become an integral part of the competitive environment.

         These changes require the support of IT solutions. We believe companies in our targeted industries are faced with competitive pressures to reduce the time needed to develop and market new products. As a consequence, many companies can no longer develop new applications relying solely on their internal IT staff. Moreover, the complexities of the industries in which our clients operate often preclude the use of packaged solutions. We believe these industries require customized solutions with the speed of packaged solutions, and the flexibility to constantly integrate these solutions with updated technologies and pre-existing systems.

         In addition, technology is enabling companies to increase productivity, shorten product cycles, enhance client services and create new lines of business. We believe that the rapid pace of these changes has overwhelmed many internal IT departments and has created a skills gap that IT service providers help to bridge. By outsourcing IT services, companies can focus on their core business, access specialized technical skills and implement IT solutions more rapidly while significantly reducing the costs of recruiting, training and retaining IT professionals.

         The IT services industry has evolved into a highly fragmented environment with several large, national service providers, a small number of international providers and a large number of regional service providers. We believe that, in light of recent globalization trends, IT service providers with an increasing global presence will be better able to address the IT needs of the large Fortune 500 and Global 2000 sized companies.

OUR SOLUTIONS MODEL

         The model of the traditional IT services provider has long been three-dimensional, with the level of customer service largely determined by the caliber of the provider's people, the level of its technology and the process by which it manages and delivers projects. We have been able to enhance customer service by adding a fourth dimension to the model utilizing our international network of software development and sales centers which provide a global presence while permitting local service and support to our clients. Our offices are distributed among nine time zones which gives us the ability to offer 24-hours of service per day, and thereby significantly decreases the time needed to complete clients projects. In addition, we are focusing on the business needs of companies within our targeted vertical industries and intend to continue to acquire more industry-specific knowledge. As a result, we have added industry knowledge as the fifth dimension to our model. We believe this five-dimensional model represents the ideal IT product and services provider.

                                    [CHART]

         Our solutions and service offerings reflect the five-dimensional approach we have taken to build our business. We provide solutions to selected vertical markets utilizing advanced tools and technology together with highly qualified personnel using proprietary methodologies. We deliver these solutions using an international network of development and support facilities that permit a lower cost alternative and shorter development times.

         o MARKET SOLUTION PROVIDER. We believe that what we offer our clients within our targeted industries is unique. We act as a business partner who can provide our clients with industry specific solutions that reflect a thorough understanding and appreciation of the challenges they face and the business implications of those challenges. We believe we are one of the first to market component-based solutions that are tailored to meet industry specific business requirements, are platform independent, and are deployed using a rapid application development environment. Our solutions position us to become a long-term strategic partner and solution provider to our clients in these industries.

         o TOOLS AND TECHNOLOGY. We continue to invest in research and development of tools and technologies that enable us to increase the overall quality and productivity and shorten the "time-to-market" for delivering our services and solutions. For example, our Maintenance Improvement Workbench enables us to more effectively manage and maintain large software applications. Our component-based development allows us to deliver software solutions, including vertical industry specific solutions, significantly faster than building entirely customized software.

         o GLOBAL BUSINESS MODEL. Our international network of software development centers provides us with a significant cost advantage and the ability to provide 24-hour service to our clients. Many of our clients are linked by satellite communications to our offsite development centers, where we perform a substantial amount of each project's work.

         This global network allows us to take maximum advantage of the time differences between our clients' offices and ours, creating a seamless, 24 hour "virtual workday" to speed project completion. Working during our clients' off-peak hours also often allows us to use the excess capacity of their existing computing facilities, enabling us to undertake additional projects without substantial client investment in new hardware and software. For projects with critically short time frames, our multiple shifts allow us to further accelerate delivery by "concurrent development" - working on many development phases simultaneously in different offices. Cost savings and efficiencies are further enhanced because we are able to spread the costs of satellite communications and infrastructure at these centers among multiple clients and projects.

         Our international network of software development centers is supported by a separate network of sales and support offices located close to our client. Currently, we have 29 offices in the United States and 13 international sales offices, six of which are in Canada with the remainder in London, Paris, Frankfurt, Luxembourg, Bangalore, Sydney and Tokyo.

         o TSQM. We use our proprietary Total Software Quality Management (TSQM) set of defined software development processes, techniques and tools to maximize the quality of our operations and client services, and to minimize project risks. For every project, we implement a two-staged approach that provides: (a) an extensive initial assessment of the project's scope and risks, and (b) a fixed-price implementation stage, divided into phases with frequent deliverables and client feedback. Continuously refined, TSQM allows us to detect, correct and mitigate quality defects and to establish appropriate contingencies for each project.

         The responsibilities of completing each TSQM phase are allocated between an on-site and an off-site team to optimize cost savings and accelerate project delivery. The specific tasks allocated to each team member are determined principally by the amount of client interaction required. The initial, front-end phase, which may include business area analysis, technical strategy development, requirements definition and analysis, and high level technical architecture design, is completed by the on-site team. The implementation phase, which may include programming, unit and system testing, is largely performed via satellite link by our off-site teams.

         Our TSQM process is based in part on software standards published by the Institute of Electrical and Electronic Engineers and the Software Engineering Institute (SEI) software engineering process models and the International Organization for Standardization (ISO) 9001 quality processes, which are processes specific to information technology. To position us for future business from companies in Europe, and from international affiliates of our North American clients, our facilities in Bangalore and Mumbai, India; London, England; Paris France; and Belfast, Northern Ireland have achieved ISO 9001 certification. We are currently pursuing company-wide ISO 9001 and SEI certification.

GROWTH STRATEGIES

         To enhance our position in the market, we believe it will be necessary for us to further develop our industry expertise and expand our component-based application offerings to those industries. To do that, we have identified several key strategies we intend to pursue.

         o CONTINUE TO DEVELOP EXPERTISE IN SELECTED MARKETS. We will continue to build a comprehensive understanding of the business needs of our clients in our targeted industries. We shifted from a traditional technology-based focus to an industry-based focus beginning in 1998. In part, we have built on our relationships and integrated the industry knowledge that we acquired from previous Year 2000 and other engagements into our new service offerings. Since then, we have continued to build our industry expertise by investing in industry-specific research and development, by acquiring companies with industry specific knowledge or technology and by hiring individuals with proven expertise in these industries. For example, in February 1999, we hired John Alexander, former Chief Information Officer of Unum Life Insurance Company, as Director of our Insurance Vertical Practice. In addition, some of our acquisitions have provided us with additional expertise in these markets.

         o ACQUIRE AND DEVELOP PRODUCTIVITY-ENHANCING SOFTWARE TOOLS. We continue to improve our proprietary software engineering methodologies and toolsets through a combination of strategic acquisitions and internal research and development. In May 1998, we acquired Lyon Consultants which provided us with core technologies in component-based architectures, which, we believe, will be the dominant development technology over the next several years.

         o DEVELOP LONG-TERM STRATEGIC PARTNERSHIPS WITH CLIENTS. A key element of our strategy is to expand the scope of the services that we provide to each client with the goal of forging lasting strategic partnerships with them. By striving to exceed our client expectations and delivering projects on time and on budget, we have been successful in retaining clients and converting projects into additional engagements. Our significant investment in the technology necessary to support our clients' business strategies and the addition of new services such as E-business and component-based development, should help us further to develop their loyalty and trust and should provide us with the ability to sell additional services to our existing clients as well as to attract new clients. To underscore our commitment to our clients, we actively solicit feedback with client satisfaction surveys, consultant performance surveys and regularly scheduled client meetings with senior management. We also link a substantial portion of our senior executives' performance based compensation directly to client satisfaction.

         o CONCENTRATE ON KEY TECHNOLOGIES. We continue to focus on obtaining the most advanced software development technologies. The acquisition of ECWerks in January 1999 provided us with enhanced capabilities to design, develop and deliver large-scale solutions in the electronic commerce market. We also utilize software provided by companies such as Forte Software, Inc., in addition to our internally developed toolsets in offering the most advanced technology solutions. We conduct on-going personnel training to ensure that our employees are up to date in key technology areas.

         o EXPAND GEOGRAPHIC PRESENCE. As we continue to expand our client base, we intend to open additional regional offices in other geographic areas. We have eight software development facilities around the world and 42 sales offices, of which 22 were added in 1999.

         o PURSUE SELECTIVE STRATEGIC ACQUISITIONS. Our acquisition strategy is to select companies with well-established client bases, a strong cultural fit and one or more of the following criteria:

        o Geography - located where we want to increase our global presence
        o  Technology - significant expertise in new technologies
        o Targeted Market - specific industry expertise in one of our targeted markets

         By acquiring companies that meet these requirements, we believe we can create opportunities to sell additional products and services throughout our client base. For example, component development solutions obtained from Lyon have been sold to our existing clients in the United States, and some of our core services have been sold to Lyon's clients in France.

         Our most significant acquisitions over the last two years met our requirements as follows:

                 Geography        Technology        Targeted Market
1999
----
Orion             [CHECK]          [CHECK]              [CHECK]
PLP               [CHECK]                               [CHECK]
Fusion            [CHECK]          [CHECK]              [CHECK]
ECWerks                            [CHECK]
Atechsys          [CHECK]                               [CHECK]
Neverdahl                                               [CHECK]
1998
----
Visual            [CHECK]          [CHECK]
RHO               [CHECK]          [CHECK]
Lyon              [CHECK]          [CHECK]

         o LEVERAGE TACTICAL OPPORTUNITIES. We intend to continue to identify tactical opportunities and use them to sell additional products and services to our clients. Our Year 2000 and European Monetary Union (Euro) conversion services are examples of tactical opportunities we have used to develop new business.

OUR SERVICE OFFERINGS

         o BUSINESS CONSULTING. We provide industry business experience such as helping our healthcare clients by simplifying complex business issues in the healthcare industry, evaluating their financial and operational performance and supplying advice in the ever-changing healthcare industry. Our healthcare consultants have a national reputation as experts in healthcare payment methodologies and help our clients to improve the quality of their services, increase productivity and reduce costs. We have been significantly increasing our industry business expertise in each of our targeted markets by hiring people with extensive experience in particular industries and by acquiring companies that focus exclusively on a particular vertical industry.

         o IT STRATEGY FORMULATION. By combining industry business expertise with our technological experience, we are able to assist our clients in formulating effective IT strategies that best match the business objectives of our clients. For example, we assisted Baylor College of Medicine in a strategic software selection and subsequently established a project management office that supported the on-time implementation of that selection.

         o E-BUSINESS SOLUTIONS. We help clients design and implement solutions involving the Internet and electronic commerce. This service includes the development of Internet strategies, management of web content and training. Our senior e-commerce consultants assist clients in understanding the opportunities, procedures and technologic challenges associated with conducting electronic commerce. Our technical staff concurrently design, develop and implement the underlying technologies supporting the e-business initiative, using state-of-the-market development technologies. The scope of e-business projects includes: web retailing, client extranets, online service centers, supply chain optimization, electronic data interface, corporate intranets, back office integration, sales force extranets and knowledge base management.

         o APPLICATION MODERNIZATION/TRANSFORMATION. We have developed a proprietary methodology for deploying new technologies and managing the successful transformation of mainframe systems with new technologies. Our TRANSFORM series of re-engineering tools automate many of the processes required, thereby substantially reducing the time and cost to perform these services. These "productivity tools" enable us to perform source code analysis, redesign target databases and convert selected programming languages.

         o APPLICATION MANAGEMENT AND SUPPORT. We have four distinct processes for our application management and support services:

         1) CORRECTIVE MAINTENANCE requires software failures to be diagnosed and fixed as they occur. These failures can directly affect business operations and require the highest level of support. Quick fixes and poor documentation often result in increased code complexity and increased future maintenance costs.

         2) ADAPTIVE MAINTENANCE requires software modification to support changing business requirements or changing technical environments. This includes user enhancements, operating system upgrades and other outside improvements. Enhancement backlogs are generally the biggest source of concern for IT management.

         3) PERFECTIVE MAINTENANCE involves modifications to application systems to improve performance, without changing the basic system.

         4) PREVENTIVE MAINTENANCE identifies and eliminates the maintenance problems that create the need for corrective maintenance. Year 2000 compliance services are forms of preventive maintenance.

         o COMPONENT-BASED INDUSTRY SOLUTIONS. Using an approach similar to the popular Lego(R)-building block approach, we utilize reusable, industry-specific software components to quickly build vertical industry specific applications for our clients. These pre-built, pre-tested software components, along with components customized for company specific purposes, are assembled in significantly less time than building an application from scratch and provide clients a solution that fits their business better than a packaged solution. This approach can be used to deliver projects on an accelerated basis for selected platforms, avoiding the functional shortcomings of traditional standardized, pre-packaged software solutions or the time and cost of developing completely new custom solutions.

         o COMPONENT-BASED APPLICATION DEVELOPMENT. We utilize reusable technical and generic business components to quickly build applications for our clients. This approach can be used to deliver highly customized applications on an accelerated basis where no pre-packaged software solution exists. For example we recently built a supply chain management and billing system for CGM, a large European shipping company, using this approach. We also develop customized applications using our world wide development centers in significantly less time than building an application from scratch.

         In addition, we provide Year 2000 services to support the ongoing needs of our clients and Euro conversion services to help large international companies and organizations transition to the Euro currency. We also provide programming services on a time and materials basis. In addition to staffing our client's short-term needs, our objective is to leverage professional staffing engagements to learn more about the client's business and IT system needs and position ourselves to provide additional services.

         REPRESENTATIVE CLIENTS


       INSURANCE                 CAPITAL MARKETS                   HEALTHCARE
       ---------                 ---------------                   ----------
         AMPlus                    Merrill Lynch               Health Plan Services
     CGU Insurance                 Morgan Stanley              Blue Cross/Blue Shield
John Hancock Mutual Life       Schroders International        Foundation Health System
       Reliastar              Banque National de Paris      American Medical Association

                                                                  RETAIL AND
        UTILITIES           MEDIA AND COMMUNICATIONS      MANUFACTURING/ DISTRIBUTION     OTHER
        ---------           ------------------------      ---------------------------     -----
        Ameritech              EBSCO Industries                   Blockbuster             Amtrak
           SAUR              Thompson EC Resources               Dayton Hudson              TWA
Southern California Edison                                         Fingerhut              Mitsui
      Salt River Project                                           Winn Dixie               CGM
                                                                  Dow Corning
                                                                    Michelin
                                                                     Renault

SALES AND MARKETING

         We market and sell our services directly through our professional staff and senior management operating at our United States and international regional offices and sales branch offices. We focus our marketing efforts on large corporations within our six targeted industries that have significant IT budgets and recurring staffing or software development needs. Marketing personnel identify prospects and enter the information into a database which is consistently maintained. Direct sales representatives utilize these records to initiate the sales cycle from prospect qualification to closing. As a result, we can prequalify sales opportunities and minimize the time that direct sales representatives spend on prospect qualification.

         Our marketing programs include direct mail campaigns, advertising, seminars, conferences and other activities. The sales executive and technical support teams define the scope, deliverables, assumptions and execution strategies for a proposed project. They also develop project estimates, prepare pricing, margin, and cash flow analyses, and finalize sales proposals. Management reviews and approves the proposal, then the sales staff presents the proposal to the prospective client. Sales personnel are actively involved throughout the execution phase.

         As we expand in Europe and Asia, we will consider establishing branch sales offices to pursue business opportunities in these regions.

INTELLECTUAL PROPERTY

         Our business consists of software applications development and other deliverables including written specifications and documentation in connection with specific client engagements. Ownership of these products is generally retained by or assigned to the client. We also develop reusable software components and vertical industry component libraries for application development, as well as software toolsets and proprietary methodologies. Many are developed in one country and subsequently used in another country. Furthermore, we maintain trademarks and service marks in our various service offerings. To protect our intellectual properties, we rely on copyright and trade secret laws, nondisclosure and other contractual arrangements, and technical measures.

COMPETITION

         The IT services market is highly competitive and is served by numerous national, regional and local firms. Our clients generally consist of large corporations principally in the insurance, capital markets, utilities, healthcare, retail, manufacturing and distribution, and media and communications industries. Many of our competitors are aggressively pursuing business from these entities. In addition to in-house IT departments, market participants include systems consulting and integration firms, professional service companies, applications software firms, temporary employment agencies, professional services divisions of large integrated manufacturing and other companies, facilities management and outsourcing companies, accounting and business consulting firms such as the "Big 5" and related entities.

         We believe that many of our competitors have significantly greater financial, technical and market resources and generate greater revenue than we do. We compete by offering component-based software products, a successful services delivery model, excellent referral base, continued focus on client needs, quality of services, competitive prices and strong project management capabilities and technical expertise.

HUMAN RESOURCES

         As of December 31, 1999, we had approximately 2,800 employees, including approximately 1,900 people in our United States, U.K., France, Japan, Canada and Australian headquarters and branch offices, and approximately 900 in our software development centers in India and Northern Ireland. Additionally, we had approximately 200 independent contractors performing various services. None of our employees are subject to a collective bargaining arrangement, except for approximately 200 employees in France. During December 1999, we announced a restructuring plan which will result in the termination of approximately 200 employees in our United States and Northern Ireland locations.

         As of the end of September 1999, approximately 500 of our United States employees were working under the H-1B non-immigration work permitted visa classification, which we processed for those employees through the United States Immigration and Naturalization Service. The H-1B visa classification enables United States employers to hire qualified foreign workers in positions which require education at least equal to a United States baccalaureate degree in specialty occupations such as software systems engineering and systems analysis.

         We believe that there is a shortage of, and significant competition for, IT professionals and that our future success will depend in large part upon our ability to attract, train, motivate and retain highly skilled employees with the advanced technical skills necessary to perform the services we offer. We have active recruiting programs in North America, Europe, Australia, India and other countries and have developed a recruiting system and database that facilitates the rapid identification of skilled candidates. We also have adopted a career and education management program working with employees to define their objectives and career plans. Through an intensive orientation and training program, we introduce new employees to our TSQM software engineering process and our products and services.

PROPERTIES

         The following table sets forth a description of our principal facilities:


                                      SQUARE FEET             OWNED/
LOCATION                               (APPROX.)      LEASE EXPIRATION DATE          FUNCTION
------------------------------        -----------     ---------------------          --------
Clearwater, Florida                      51,000           Owned                      Corporate headquarters and
                                                                                     software development facility
London (Chesham),England                 12,500           March 2013                 U.K. headquarters and software
                                                                                     development facility
Howell, New Jersey                       22,700           September 1999 -           Insurance facility
                                                           July 2003
Bangalore, India                         66,000           June 2000                  Software development facility
Belfast, Northern Ireland                21,500           September 2002             Software development facility
Cleveland, Ohio                          30,900           September 2007             Healthcare industry facility
Mumbai, India                            28,000           Owned                      Software development facility
New Delhi, India                         28,000           Owned                      Future facility
Paris, France                            18,900           May 2005                   France headquarters and
                                                                                     software development facility
Paris, France                             5,600           October 2000 -             European Capital Market
                                                           November 2001             Industry facility
Sydney, Australia                         6,800           May 2002                   Australian headquarters and
                                                                                     software development facility
Toronto, Canada                           6,300           October 2002               Canada headquarters
Tokyo, Japan                             16,200           January 2001               Japan headquarters and software
                                                                                     development facility
Tampa, Florida                           20,000           January 2004               ECWerks headquarters

         In 1998, we purchased approximately 15 acres in Clearwater, Florida for the purpose of constructing a headquarters complex. In July 1999, we took possession of land and our 51,000 square foot headquarters building. A second 80,000 square foot building is scheduled for completion in January 2000. The second building will also house the entire research and development team that is currently housed in Clearwater, France, Australia and India. The property has room for two additional buildings and a parking garage if further development is needed. In connection with taking possession of the headquarters building in Clearwater, the Tampa, Florida ECWerks headquarters is being vacated and employees are moving to the headquarters in Clearwater.

         The leases for our headquarters in Bangalore, Belfast and Paris and our facilities in Toronto contain options to extend the term for an additional five years.

         We own the building at our software development facility in Mumbai, India and we lease the land through March 2096. We own land and a building in New Delhi, India which may be renovated to house a future facility.

         We are in the process of restructuring our UK operations and will abandon the 66,000 square foot facility in Belfast, Northern Ireland and 12,500 square foot facility in Chesham, England. We are in the process of settling these leases or subleasing these properties to outside parties.

         In addition, we lease branch offices, which are used primarily for sales and marketing purposes, in Atlanta, Boston, Chicago, Dallas, Detroit, Los Angeles, Minneapolis, New York, Seattle, Boston, Denver, Greenville, Jacksonville, Ashburn, Cincinnati, Clifton Park, Deerfield Beach, Harrisburg, Kansas City, Midlothian, New Iberia, Pittsburgh, San Francisco, Saratoga Springs, St. Louis, Tempe in the United States, Montreal, Quebec City, Winnipeg, Calgary and Vancouver in Canada, Frankfurt, Germany and Luxembourg.

LEGAL PROCEEDINGS

         We are not a party to any pending material litigation.

                              SELLING SHAREHOLDERS

         Some shares registered for sale under this prospectus are owned by the former shareholders of Fusion Systems Japan Co., Ltd. ("Fusion") and Orion Consulting, Inc. ("Orion"). The shares offered by the selling shareholders were acquired in connection with the March 26, 1999 merger with Fusion as amended and the June 15, 1999 merger with Orion.

         Under the terms of the above merger agreements, as amended in the case of Fusion, we agreed to register the shares of common stock received by these selling shareholders in connection with the above business combinations. In the past three years, none of the selling shareholders has had a material relationship with us, except that several selling shareholders have become non-officer employees of our company, or a subsidiary of our company, after the above transactions were consummated.

         The remaining shares registered for sale under this prospectus are owned by two unaffiliated entities. These shares were acquired in a private placement from IMRglobal's CEO on November 12, 1999. By contract agreement, these selling shareholders can only sell up to 25% of these shares until May 12, 2000.

         The following table sets forth information regarding the beneficial ownership of our common stock by the selling shareholders. The table organizes the selling shareholders according to the business combinations pursuant to which they became shareholders. Information provided in this table is organized as follows in six columns, from left to right:

         (1)  Selling shareholders names and addresses

         (2) Shares owned prior to this offering (number) - The number of shares of our common stock beneficially owned by each selling shareholder at November 15, 1999.

         (3) Shares owned prior to this offering (percent) - The percentage, if 1% or more, of the total outstanding shares of our common stock beneficially owned by each selling shareholder at November 15, 1999.

         (4) Shares offered - The number of shares of our common stock that are being registered under this registration statement for each selling shareholder. Some or all of these shares may be sold pursuant to this Prospectus.

         (5) Shares owned after this offering (number) - The number of our common shares that will be beneficially owned following this offering, assuming all of the shares in the column entitled "Shares Offered" are sold by the selling shareholder.

         (6) Shares owned after this offering (percent) - The percentage, if 1% or more, of our total outstanding common shares that will be beneficially owned following this offering, assuming all of the shares in the column entitled "Shares Offered", as defined above, are sold by the selling shareholder.

                                                       SHARES OWNED PRIOR
                                                               TO                                SHARES OWNED AFTER
        SELLING SHAREHOLDERS                             THIS OFFERING (1)                        THIS OFFERING (1)
        --------------------                           --------------------                      --------------------
                                                                                   Shares
                                                       Number       Percent        Offered       Number       Percent

FUSION ACQUISITION:

Michael J. Alfant                                      812,364         2.2%        324,690       487,674         1.3%
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Mami Alfant                                            63,822           --         20,725        43,097           --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Boris Umylny                                           40,361           --         40,361             0           --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Raymond F. Ribble                                     109,290           --         40,361        68,929           --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Ian L. Chun                                            40,361           --         40,361             0           --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Judith Fitzgerald                                     124,290           --        124,290             0           --
602 Sanribu
2-6-3 Ebisu-Nishi
Shibuya
Tokyo, Japan 150

Huw Rogers                                             13,454           --         13,454             0           --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

                                                         SHARES OWNED PRIOR
                                                                TO                               SHARES OWNED AFTER
        SELLING SHAREHOLDERS                             THIS OFFERING (1)                         THIS OFFERING (1)
        --------------------                           ----------------------                    ---------------------
                                                                                   Shares
                                                       Number         Percent      Offered        Number       Percent
FUSION ACQUISITION (CONTINUED):

Gary Hyman                                             41,430           --         13,454        27,976           --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Gregory Tucker                                         13,454           --         13,454             0           --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Andrew Howells                                         31,430           --         13,454        17,976           --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Ian Gardner                                            13,454           --         13,454             0           --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Tony Fujii                                             31,430           --         13,454        17,976           --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Stephen F. Siegel                                      32,297           --         32,297             0           --
c/o FSJ, Inc.
185 Devonshire Street
Boston, MA 02110

Kevin G. Weber                                         25,788           --         13,454        12,334           --
c/o FSJ, Inc.
185 Devonshire Street
Boston, MA 02110

                                                        SHARES OWNED PRIOR
                                                                TO                                SHARES OWNED AFTER
        SELLING SHAREHOLDERS                             THIS OFFERING (1)                         THIS OFFERING (1)
        --------------------                           ----------------------                    ---------------------
                                                                                   Shares
                                                       Number         Percent      Offered        Number       Percent
FUSION ACQUISITION (CONTINUED):

Marvin A. Wolfthal                                     41,430           --         13,454        27,976           --
c/o FSJ, Inc.
185 Devonshire Street
Boston, MA 02110

         Total Fusion Acquisition                   1,444,655         3.9%        730,717       713,938         1.9%

ORION ACQUISITION:

Phillip J. Campanella, Trustee of                      31,957           --          6,392        25,565           --
the Phillip J. Campanella Trust
dated  May 21, 1997
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, OH  44114-2688

Charles M. Ciuni, Trustee of                           11,020           --          2,204         8,816           --
the Phillip J. Campanella Irrevocable Trust
dated July 31, 1996
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, OH  44114-2688

Firstar Bank (formerly Star Bank, N.A.) Trustee        14,326           --          2,866        11,460           --
of the Joseph A. Campanella Irrevocable Trust
dated January 1, 1998
c/o George M. Arsenault
The Tower of Eireview
Suite 3000
1301 East Ninth Street
Cleveland, OH  44114-1800

         Total Orion Acquisition                       57,303           --         11,462        45,841           --

                                                               TO                                 SHARES OWNED AFTER
        SELLING SHAREHOLDERS                             THIS OFFERING (1)                        THIS OFFERING (1)
        --------------------                           ----------------------                    ---------------------
                                                                                  Shares
                                                       Number         Percent     Offered        Number       Percent
OTHER:

Bridge East Capital, L.P.                             800,000         2.2%        800,000             0           --
c/o W.S. Walker & Co.
Caledonian House
Mary Street
Georgetown, Grand Cayman
Cayman Islands, BWI

BV-IT Global LLC                                    1,866,667         5.0%      1,866,667             0           --
8065 Leesburg Pike - Suite 140
Vienna, Virginia  22182
                                                    ---------                   ---------       -------

      Total other                                   2,666,667         7.2%      2,666,667                         --
                                                    ---------                   ---------       -------
                                                                                                      0

         Total selling shareholders                 4,168,625        11.2%      3,408,846       759,779         2.0%
                                                    =========        =====      =========       =======         ====

(1) Beneficial ownership is sole voting and investment power with respect to the shares beneficially owned.


                              PLAN OF DISTRIBUTION

         Shares covered by this prospectus will be sold by the selling shareholders as principals for their own account. We will not receive any proceeds from sales of any shares by selling shareholders.

         We are registering the common stock covered by this prospectus for the selling shareholders. As used in this prospectus, the words "selling shareholders" include the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the shares of common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of their shares of common stock.

         The selling shareholders may sell their shares of common stock in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through:

         o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

         o purchase by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         When selling the common shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

         o enter into transactions involving short sales of the shares by broker-dealers;
                                       26

         o sell shares of the common stock short themselves and redeliver these shares to close out their short positions;

         o enter into an option or other type of transactions that requires the selling shareholder to deliver their shares of common stock to a broker-dealer, who will then resell or transfer them under this prospectus; or

         o loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares of common stock may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

         In addition to selling their shares of common stock under this prospectus, the selling shareholders may:

         o agree to indemnify any broker-dealer or agent against some liabilities related to the selling of their shares, including liabilities arising under the 1933 Act;

         o transfer their common shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

         o sell their shares of our common stock under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.


                                  LEGAL MATTERS

         For purposes of this offering, our Co-General Counsel, is giving his opinion on the validity of the common shares.

                                     EXPERTS

         The consolidated financial statements of IMRglobal Corp. appearing in IMRglobal Corp.'s current report on Form 8-K for each of the three years ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which as to the years 1997 and 1996, are based in part on the reports of PricewaterhouseCoopers LLP, independent auditors. These consolidated financial statements are incorporated herein by reference in reliance upon the reports given on the authority of these firms as experts in accounting and auditing.

         The consolidated financial statements of Fusion Systems Japan Co., Ltd. appearing in IMRglobal Corp.'s current report on Form 8-K for the nine month period ended December 31, 1998, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. These consolidated financial statements are incorporated herein by reference in reliance upon the report given on the authority of this firm as experts in accounting and auditing.

         The financial statements of Orion Consulting, Inc. appearing in IMRglobal Corp.'s current report on Form 8-K for the year ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. These consolidated financial statements are incorporated herein by reference in reliance upon the report given on the authority of this firm as experts in accounting and auditing.

                                      [LOGO



                                3,408,846 SHARES

                                       OF

                                  COMMON STOCK


                                   Prospectus

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus current only as of its date.



                                January ___, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses relating to the registration of Shares will be borne by IMRglobal. These expenses are estimated to be as follows:

        Registration Fee - Securities and Exchange Commission     $ 9,713.51
        Accounting Fees and Expenses                               10,000.00
        Legal Fees and Expenses                                    30,000.00
        Printing Fees                                               5,000.00
        Miscellaneous                                               5,000.00
                                                                    ========
                 Total                                            $59,713.51
                                                                  ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act ("FBCA") provides that, in general, a business company may indemnify any person who is or was a party to any proceeding (other than action by, or in the right of, the company) by reason of the fact that he or she is or was a director or officer of the company, against liability incurred in connection with a proceeding of this nature, including any appeal thereof, provided certain standards are met, including that that officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the company, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the company, the FBCA provides that, in general, a company may indemnify any person who was or is a party to any proceeding of this nature by reason of the fact that he or she is or was a director or officer of the company against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of this type of proceeding, including any appeal thereof, provided that this person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the company, except that no indemnification shall be made in respect of any claim as to which this person is adjudged liable unless a court of competent jurisdiction determines upon application that this person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the FBCA provides that the company is required to indemnify these officers or directors against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, circumstances under which the director has voted for or assented to a distribution made in violation of the FBCA or the company's Articles of Incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the company in a proceeding by or in the right of the company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Article IX of our company's Amended and Restated Bylaws provides that we shall indemnify any director or officer or any former director or officer to the fullest extent permitted by law.

ITEM 16.  LIST OF EXHIBITS

         The exhibits to this registration statement are listed in the Index to Exhibits on page II-4.

ITEM 17.   UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement or the most recent post-effective amendment to the registration statement, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to this information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by IMRglobal pursuant to
      Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

           (2) That, for the purpose of determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or
      Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

           (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against these type of liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this type of indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 2nd day of February, 2000.



                                         IMRGLOBAL CORP.


                                         By: /s/ SATISH K. SANAN
                                             -------------------
                                             Satish K. Sanan
                                             Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                                    DATE
         ---------                          -----                                    ----

     /s/ SATISH K. SANAN          Chief Executive Officer                      February 2, 2000
----------------------------       (Principal Executive Officer),
     Satish K. Sanan               President and Director

           *
----------------------            Chief Financial Officer                      February 2, 2000
    Robert M. Molsick              (Principal Financial and Accounting
                                   Officer)

           *
-----------------------           Senior Vice President and                    February 2, 2000
    Vincent Addonisio              Director


          *                       Senior Vice President-Global Sales           February 2, 2000
----------------------             and Director
    Philip Shipperlee


         *                        Director                                     February 2, 2000
-------------------------
    Charles C. Luthin


         *
--------------------------        Director                                     February 2, 2000
    Jeffrey S. Slowgrove

*By:
     /s/ SATISH K. SANAN
--------------------------
     Satish K. Sanan

                            INDEX TO EXHIBITS

   EXHIBIT
   NUMBER                          DESCRIPTION
   -------                         -----------

     5*        Opinion of Counsel re: legality

    23.1       Consent of Ernst & Young LLP as Independent Certified Public
               Accountants

    23.2 Consent of PricewaterhouseCoopers LLP as Independent Certified Public Accountants

    23.3       Consent of Ernst & Young as Independent Auditors

    23.4       Consent of Arthur Andersen LLP as Independent Public Accountants

    23.5*      Consent of Legal Counsel (contained in Exhibit 5)

    24* Power of Attorney (included in the signature page in Part II of this Registration Statement).

    27*        Financial Data Schedule


*Previously filed